EXHIBIT 99.1


              Zumiez Inc. Reports July 2007 Sales Results

              Net Sales Increased 42.4% to $28.2 Million

            July 2007 Comparable Store Sales Increased 9.7%

    EVERETT, Wash.--(BUSINESS WIRE)--Aug. 8, 2007--Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended August 4, 2007 increased 42.4% to $28.2 million, compared to $19.8 million for the four-week period ended July 29, 2006. The company's comparable store sales increased 9.7% for the four-week period, versus a comparable store sales increase of 8.4% in the year ago period.

    To hear the Zumiez prerecorded July sales message, please dial
(877) 519-4471 or (973) 341-3080, followed by the conference identification number #6130350.

    About Zumiez Inc.

    Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. We currently operate 267 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

    CONTACT: Zumiez Inc.
             Trevor Lang, 425-551-1500 ext. 1564
             Chief Financial Officer
             or
             Investors:
             Integrated Corporate Relations
             David Griffith/Chad Jacobs, 203-682-8200